PURCHASE AND SALE AGREEMENT

            This Purchase and Sale Agreement (the “PSA”) is dated August 28th, 2009, and is entered into by and between Pluris Energy Group Inc., a Nevada corporation whose address is Suite 200 –1311 Howe Street, Vancouver, British Columbia, Canada V6Z 2P3 (“PEYG”) and GT Venture Management AG (“GTV”), a Belize corporation whose address is 76 Dean Street, Belize City, Belize.

RECITALS

WHEREAS:

A.        PEYG wishes to sell its interests in its two wholly owned subsidiaries, Pluris Energy Group Inc., a British Virgin Islands corporation (“PBVI”) and Pluris Sarmiento Petroleo SA, an Argentine corporation (“PSP”) (together referred to hereafter as the “Subsidiaries”);

B.        GTV wishes to purchase PEYG’s interests in the Subsidiaries for the Purchase Price, as hereafter defined;

C.        By this instrument, PEYG and GTV set forth their agreement concerning the purchase and sale of the Subsidiaries.

AGREEMENT

In consideration of the mutual promises contained herein, PEYG and GTV agree as follows:

ARTICLE I
PURCHASE AND SALE OF THE SUBSIDIARIES

1.1        Purchase and Sale. PEYG hereby agrees to sell and GTV hereby agrees to purchase the Subsidiaires, of which 100% of the issued and outstanding shares of PBVI are represented in certificate form in the former name of the Company, Petrogen Corp., through PBVI share certificate #2 in the amount of 10,000 shares (the "PBVI Certificate"), a copy of the PBVI Certificate of which is attached for reference as “Exhibit A” hereto; and 100% of the issued and outstanding shares of PSP, which are held in ownership through Bare Trust Agreements (the “BTA’s”) by each of Soumitra Sam Sen and Sacha H. Spindler (the “BTA Holders”), those BTA's of which are attached for reference as “Exhibit B” hereto, whereby the bare trust ownership of PSP is held in the form of share certificate #1 in the name of Soumitra Sam Sen in the amount of 61,200 common shares of PSP and share certificate #2 in the name of Sacha H. Spindler in the amount of 58,800 common shares of PSP (collectively, the “PSP Shares”), copies of which are attached for reference as “Exhibit C” hereto.

1.2        Purchase Price. The purchase price for the subsidiaries shall be the following:

(i)          GTV shall assume all of the obligations and liabilities related to the assumption of certain of the debts of PEYG’s (the “Debts”), those Debts of which are detailed in their entirety and attached for reference as “Exhibit D” hereto;

1.3        Transfer of the PBVI Certificate and PSP BTA’s. Within five business days subsequent to the execution of this Purchase and Sale Agreement, PEYG will deliver to GTV all necessary documentation including the PBVI Ceritificate fully executed and the PSP Shares including documentation fully assigning to GTV the BTA’s as well as PEYG Board of Director resolution ratifying the transfer to GTV of the PBVI Certicficate, the assignment of the BTA’s and the PSP Shares GTV (the “Subsidiaries Transfer”) for the Purchase Price.

1.4        Certificate of Declaration. Within ten business days subsequent to its receipt of the Subsidiaries Transfer, GTV will provide a certificate of declaration to PEYG detailing its assumption of the Debts, and GTV will notify all of the holders of the Debts of its assumption of the obligations and liabilities underlying the Debts and will within thirty business days subsequent to GTV’s receipt of the Subsidiaries Transfer provide copies of such notification documentation it presents the holders of the Debts to PEYG for its records.

1.5        Assumption by GTV of ICC Case No. 14949/CCO. PEYG agrees, warrants and guarantees that one hundred percent of all rights, title, interests, entitlements, liabilities, obligations, awards, recovered damages, etc. (the “ICC Liabilities & Awards”) resulting from International Chamber of Commerce Case No. 14949/CCO (the “ICC Dispute”), which was commenced by PEYG and PBVI jointly on April 27, 2007 against all of San Enrique Petrolera SA, Fernando Melenchini, Roque Malenchini, Salvador Malenchini and Maria Teresa Rosa Guistinian (together, “SEPSA, et al”) are the exclusive property of PBVI and that PBVI will assume one hundred percent of the ICC Liabilities & Awards resulting from the ICC Dispute.

1.6        Indemnification by PEYG of Marval, O’Farrell & Mairal. PEYG will provide an indemnity to Marval, O’Farrell & Mairal of Buenos Aires, Argentina (“MFA”) related to MFA’s outstanding accruals (the “MFA Debts”) that have been jointly gauranteed by PEYG and PBVI under promissory notes (the “Promissory Notes”) as attached for referrence as Exhibit E hereto, the MFA Debts are detailed on Exhibit D and further related to MFA’s ten percent success fee (the MFA Debts and the MFA success fee together, (the “MFA Proceeds”) as described and secured under the indeminification contract attached as “Exhibit F” hereto, whereby in the event that PEYG is mistakenly involved by the defendants to the ICC Dispute as to being the receivor of any cash awards or any and all other awards recovered as liquidated damages of any nature whatsoever arising as a result of the ICC Dispute (the “Misdirected ICC Damages Awards”), PEYG shall ensure that cash proceeds arising from PEYG’s receipt of the Misdirected ICC Damages Awards amounting to the MFA Proceeds are immediately and in senior priority transferred from PEYG to MFA at the direction of Xiemna Valle of MFA.

1.7        Release of GTV and PBVI Pursunt To Section 1.7. In the event that PEYG receives any Misdirected ICC Damages Awards and is thereafter required to make a payment to MFA pursuant to section “1.6” herein PEYG will provide within a five business day period thereafter a full and complete release to GTV and PBVI of any and all obligations required of GTV and PBVI pursuant to section “1.5” herein related to the MFA Debts as detailed on Exhibit D and/or MFA Proceeds.

1.8        Indemnification of the ICC Dispute. GTV and PBVI shall provide to PEYG indemnification from both of GTV and PBVI for any and all future debts, future liabilities and/or future actions that may arise as a result of or related to the the ICC Dispute except for those agreements made between GTV & PBVI and PEYG as detailed in sections “1.5”, “1.6”, “1.7” and “1.8” herein.

1.9        PEYG WARRANTY AND GUARANTEE TO GTV. PEYG WARRANTS AND GUARANTEES GTV THAT IN THE EVENT THAT PEYG RECEIVES ANY MISDIRECTED ICC DAMAGES AWARDS THAT PEYG SHALL WITHIN A FIVE BUSINESS DAY PERIOD TRANSFER ANY AND ALL RECEIVED MISDIRECTED ICC DAMAGES AWARDS TO GTV, EXCEPT IF REQUIRED THOSE OFFSET PURSUANT TO SECTIONS “1.6” AND “1.7” HEREIN.

ARTICLE II
PEYG’s REPRESENTATIONS AND WARRANTIES

2.1        Corporate/Limited Liability Company Representations. PEYG makes the following representations and warranties:

            (a) Incorporation/Qualification. PEYG is a Nevada corporation, duly organized, validly existing and in good standing under the laws of the State of Nevada.

            (b) Power and Authority. PEYG has all requisite power and authority to own its interest in the PBVI Certificate and the PSP BTA’s, to execute and deliver this Agreement, and to perform its obligations under this Agreement.

             (c) Authorization and Enforceability. This Agreement is duly and validly authorized and constitutes the legal, valid and binding obligation of PEYG, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

             (d) No Bankruptcy. There are no bankruptcy proceedings pending, being contemplated by or threatened against PEYG.

            (e) Litigation. There are no actions, suits, ongoing governmental investigations, written governmental inquiries or proceedings pending against PEYG in any court or by or before any federal, state, municipal or other governmental agency that would affect PEYG’s ability to consummate the transaction contemplated hereby, or materially adversely affect PEYG’s ownership of the PBVI Certificate and the PSP BTA’s.

ARTICLE III
GTV’s REPRESENTATIONS AND WARRANTIES

             GTV makes the following representations and warranties:

3.1        Organization and Standing. GTV is a Belize corporation duly organized, validly existing and in good standing under the laws of Belize.

            (b) Power and Authority. GTV has all requisite power and authority to own its interest in the PBVI Ceritificate and the PSP BTA’s, to execute and deliver this Agreement, and to perform its obligations under this Agreement.

             (c) Authorization and Enforceability. This Agreement is duly and validly authorized and constitutes the legal, valid and binding obligation of GTV, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

             (d) No Bankruptcy. There are no bankruptcy proceedings pending, being contemplated by or threatened against GTV.

            (e) Litigation. There are no actions, suits, ongoing governmental investigations, written governmental inquiries or proceedings pending against GTV in any court or by or before any federal, state, municipal or other governmental agency that would affect GTV’s ability to consummate the transaction contemplated hereby.

ARTICLE IV
CLOSING

4.1        Governing Law. This Agreement and the transactions contemplated hereby and any arbitration or dispute resolution conducted pursuant hereto shall be construed in accordance with, and governed by, the laws of the Province of British Columbia, Canada without reference to the conflict of laws principles thereof.

4.2        Entire Agreement. This Agreement constitutes the entire understanding among the parties, their respective partners, members, trustees, shareholders, officers, directors and employees with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

4.3        Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto, and their respective successors and assigns.

4.4        Limitation on Damages; Provision for Recovery of Costs and Attorney’s Fees. The parties expressly waive any and all rights to consequential, special, incidental, punitive or exemplary damages, or loss of profits resulting from breach of this Agreement. The prevailing party in any litigation seeking a remedy for the breach of this Agreement shall, however, be entitled to recover all attorneys’ fees and costs incurred in such litigation.

4.5        No Third-Party Beneficiaries. This Agreement is intended to benefit only the parties hereto and their respective permitted successors and assigns.

4.6        Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

4.7        Waiver. No consent or waiver, express of implied, to or of any breach or default in the performance of any obligation or covenant hereunder shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligations hereunder.

             In witness whereof, the parties have executed this Agreement.

PLURIS ENERGY GROUP INC.	GT VENTURE MANAGEMENT AG

Per:________________________________	Per:________________________________